Exhibit 99.15

Johnson & Johnson Reports 2015 Third-Quarter Results:

Sales of $17.1 Billion Decreased 7.4% Versus 2014 Third Quarter
Third-Quarter EPS was $1.20
Adjusted 2015 Third-Quarter EPS of $1.49 Decreased 7.5%* Driven by Currency

Continued Solid Operational Sales Growth Excluding Hepatitis C Impact
$10 Billion Share Repurchase Program Announced Today

New Brunswick, N.J. (October 13, 2015) - Johnson & Johnson (NYSE: JNJ) today announced sales of $17.1 billion for the third quarter of 2015, a decrease of 7.4% as compared to the third quarter of 2014. Operational sales results increased 0.8% and the negative impact of currency was 8.2%. Domestic sales decreased 0.6%. International sales decreased 13.7%, reflecting operational growth of 2.1% and a negative currency impact of 15.8%. Excluding the net impact of acquisitions, divestitures and hepatitis C sales, on an operational basis, worldwide sales increased 5.6%, domestic sales increased 7.7% and international sales increased 3.8%.* Earlier today, the Company also announced its Board of Directors has approved the repurchase of up to $10 billion of the company's common stock.
Net earnings and diluted earnings per share for the third quarter of 2015 were $3.4 billion and $1.20, respectively. Third quarter 2015 net earnings included after-tax intangible amortization expense of approximately $0.4 billion and a charge for after-tax special items of approximately $0.4 billion. Third quarter 2014 net earnings included after-tax intangible amortization expense of approximately $0.3 billion and a net gain for after-tax special items of approximately $0.4 billion. A reconciliation of non-GAAP financial measures is included as an accompanying schedule. Excluding after-tax intangible amortization expense and special items, adjusted net earnings for the current quarter were $4.2 billion and adjusted diluted earnings per share were $1.49, representing decreases of 9.4% and 7.5%, respectively, as compared to the same period in 2014.* On an operational basis, adjusted diluted earnings per share increased 1.2%.*
“New and core products drove solid underlying growth for Johnson & Johnson in the quarter,” said Alex Gorsky, Chairman and Chief Executive Officer. “Consistent with the plans we’ve laid out for the year, we’re focusing our portfolio and are advancing our innovation agenda to expand our leadership position in key categories while seeking new opportunities for growth. Our dedicated employees are committed to improving healthcare and making a difference in the lives of patients and consumers worldwide.”
The Company increased its adjusted earnings guidance for full-year 2015 to $6.15 - $6.20 per share. The Company’s guidance excludes the impact of after-tax intangible amortization expense and special items.
Worldwide Consumer sales of $3.3 billion for the third quarter represented a decrease of 7.7% versus the prior year, consisting of an operational increase of 3.1% and a negative impact from currency of 10.8%. Domestic sales increased 8.9%; international sales decreased 15.7%, which reflected an operational increase of 0.4% and a negative currency impact of 16.1%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 4.0%, domestic sales increased 8.9% and international sales increased 1.5%.*
Positive contributors to Consumer operational results were sales of over-the-counter products including TYLENOL® and MOTRIN® analgesics and ZYRTEC® allergy medications; international feminine protection products; AVEENO® and NEUTROGENA® skin care products; and LISTERINE® oral care products.
During the quarter, the divestiture of the SPLENDA® low calorie sweetener brand to Heartland Food Products Group was completed. This completes the divestiture of products within the nutritionals business.
Worldwide Pharmaceutical sales of $7.7 billion for the third quarter represented a decrease of 7.4% versus the prior year with an operational decrease of 0.3% and a negative impact from currency of 7.1%. Domestic sales decreased 4.5%; international sales decreased 11.1%, which reflected an operational increase of 5.5% and a negative currency impact of 16.6%. Excluding the net impact of acquisitions, divestitures and hepatitis C sales, on an operational basis, worldwide sales increased 10.1%, domestic sales increased 11.5% and international sales increased 8.5%.*
Worldwide operational sales growth was driven by new products and the strength of core products. New product sales growth was negatively impacted by lower sales of OLYSIO®/SOVRIAD® (simeprevir) due to competitive entrants. Strong growth in new products include INVOKANA®/INVOKAMET® (canagliflozin), for the treatment of adults with type 2 diabetes; IMBRUVICA® (ibrutinib), an oral, once-daily therapy approved for use in treating certain B-cell malignancies, or blood cancers; XARELTO® (rivaroxaban), an oral anticoagulant; and ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer.
Additional contributors to operational sales growth were SIMPONI®/SIMPONI ARIA® (golimumab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and psoriatic arthritis; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the treatment of schizophrenia in adults; CONCERTA® (methylphenidate HCI), for the treatment of attention deficit hyperactivity disorder; and PREZCOBIX®/REZOLSTA® (darunavir/cobicistat) for the treatment of human immunodeficiency virus (HIV-1).
During the quarter, the U.S. Food and Drug Administration (FDA) granted Priority Review for the Biologic License Application for daratumumab for the treatment of double refractory multiple myeloma. Additionally, the FDA approved EDURANT® (rilpirivine), in combination with other anti-retroviral agents, for treatment-naïve adolescent patients aged 12 to 18 years with human immunodeficiency virus-1 (HIV-1) infection, as well as an update to the SIMPONI ARIA® (golimumab for infusion) label to include improvement in both physical and emotional measures of health when treating moderately to severely active rheumatoid arthritis. In the U.S., a supplemental new drug application was submitted to the FDA for IMBRUVICA® (ibrutinib) for use in treatment-naïve patients with chronic lymphocytic leukemia. In addition, Marketing Authorization Applications were submitted to the European Medicines Agency for paliperidone palmitate once-every-three-months formulation for the treatment of schizophrenia and daratumumab for the treatment of patients with relapsed and refractory multiple myeloma. The Committee for Medicinal

Products for Human Use (CHMP) of the European Medicines Agency has granted an accelerated assessment of the daratumumab Marketing Authorization Application.
Worldwide Medical Devices sales of $6.1 billion for the third quarter represented a decrease of 7.3% versus the prior year consisting of an operational increase of 0.9% and a negative currency impact of 8.2%. Domestic sales increased 2.0%; international sales decreased 14.8%, which reflected an operational increase of 0.1% and a negative currency impact of 14.9%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 1.3%, domestic sales increased 2.0% and international sales increased 0.8%.*
Primary contributors to operational growth were sales of ACUVUE® contact lenses in the Vision Care business; endocutters in the Surgical Care business; sales of biosurgicals and international energy products in the Specialty Surgery business; and electrophysiology products in the Cardiovascular Care business.
In October, subsequent to the third quarter, the Company announced the completion of the divestiture of its Cordis business to Cardinal Health for an approximate value of $2 billion.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Operational sales growth excluding the net impact of acquisitions, divestitures and hepatitis C sales, as well as adjusted net earnings, adjusted diluted earnings per share and operational adjusted diluted earnings per share excluding after-tax intangible amortization expense and special items, are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying financial schedules of the earnings release and the Investor Relations section of the Company’s website at www.investor.jnj.com.

Johnson & Johnson will conduct a conference call with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliations of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and a copy of today’s earnings call presentation can be found on the Company's website at www.investor.jnj.com.

NOTE TO INVESTORS
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges and uncertainties inherent in new product development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new and existing products; the ability of the company to successfully execute strategic plans; impact of business combinations and divestitures; challenges to patents; the impact of patent expirations; market conditions and the possibility that the share repurchase program may be suspended or discontinued; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations, including global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; financial instability of international economies and legal systems and sovereign risk; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; increased scrutiny of the health care industry by government agencies; and the potential failure to meet obligations in compliance agreements with government bodies. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com, or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.